Exhibit 10.4

MANAGEMENT AND CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of the 7th day of July, 2011 by and between Doctors Practice Management, Inc., a Texas corporation (the “Company”), and CCM&D Consulting, L.L.C. (“Consultant”). The Company desires to retain Consultant as an independent contractor to perform consulting services for the Company, and Consultant is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties hereto (the “Parties”) agree as follows:

1. SERVICES AND COMPENSATION

(a) Consultant shall open no less than 10 new turnkey medical clinics or facilities per year for Company during the first year of this Contract. Consultant’s duties shall include securing a location, providing all capital build-out, as well as providing consulting and marketing for each new facility (“Services”).

(b) Company shall fund to Consultant up to Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in accordance with the budget approved by Company and Consultant for each new facility opened, in accordance with Schedule A attached hereto and incorporated herein. Company shall make periodic payments based upon the percentage of completion of the respective items listed in Schedule A. As each facility opens, Company shall enter into an exclusive management agreement with Consultant for the operations and management of the facilities.

2. OWNERSHIP Company or an affiliate shall own 100% of each facility. The facilities will be operated under the name of Union Treatment Center.

3. MANAGEMENT FEE

3.1 AMOUNT OF MANAGEMENT FEE. COMPANY agrees to pay a Management Fee to CONSULTANT in an amount equal to forty (40%) percent of the aggregate net operating profit for each clinic opened, if any. Net operating profit shall be the net revenue received by CONSULTANT less expenses within the operating budget for each clinic approved by COMPANY and CONSULTANT. The aggregate total operating profit (or loss) of all of the clinics shall be calculated for each month, and the Management Fee shall be calculated based on that number Either party, not more than four times in any twelve month period, upon giving notice to the other party hereto, shall have the right to inspect the records of CONSULTANT to ascertain and audit Revenues Collected, COMPANY’S Expenses, and CONSULTANT’s Expenses, subject to patient confidentiality laws. If the audit or examination discloses that the Management Fee was incorrectly computed or any expense improperly classified, the parties shall within twenty (20) days of such determination reconcile the difference by a cash payment to the applicable party. In all events, a reconciliation of the preceding year shall occur following the preparation of annual financial statements.

3.2 PAYMENT OF MANAGEMENT FEE. The Management Fee will be paid in full by the 30th day of the month following each month that management services have been provided during the Term of this Agreement. Payment of the Management Fee is not intended to be, and shall not be, interpreted or applied as permitting CONSULTANT to share in COMPANY’s fees for Professional Services or any other services, but is acknowledged as the parties’ negotiated agreement as to the reasonable, fair market value of the support, services, personnel, management, administration, and other items and services furnished by CONSULTANT under this Agreement, considering the nature and volume of the services the risks assumed by CONSULTANT.

3.

4. TERM AND TERMINATION

(a) Term. This Agreement will commence on the date first written above and shall continue for a period of one (_1_) year after which time it shall be automatically renewed for additional one (1) periods unless termination occurs as herein provided.

(b) Termination. Either Party may terminate this Agreement for any reason or no reason upon giving thirty (30) days prior written notice thereof to the other Party. Any such notice shall be addressed to the other Party at the address shown below and shall be deemed given upon delivery if personally delivered, or forty-eight (48) hours after deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Either Party may terminate immediately and without prior notice if the other Party is in breach of any material provision of this Agreement, but such termination shall not preclude any other legal or equitable remedy available to the terminating Party.

(c) Survival. Upon such termination of this Agreement, all rights and duties of the Parties toward each other shall cease except that the Company shall be obliged to pay, within thirty (30) days of the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, in accordance with the provisions of Section 1 (“Services and Compensation”) hereof.

5. ASSIGNMENT

Neither this Agreement nor any right hereunder or interest herein may be assigned or transferred by Consultant without the express written consent of the Company.

6. INDEPENDENT CONTRACTOR

The express intention of the Parties is that Consultant is an independent contractor to the Company hereunder. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company, but Consultant shall perform the Services hereunder as an independent contractor. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this contract, and shall incur all expenses associated with performance without reimbursement from the Company, except as expressly provided on Exhibit A of this Agreement. Consultant acknowledges and agrees that Consultant is obligated to report as income to all applicable taxing authorities all compensation received by Consultant pursuant to this Agreement, and Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes thereon. Consultant further agrees to indemnify and hold harmless the Company and its directors, officers, and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorney’s fees and other legal expenses, arising directly or indirectly from (i) any negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, or (iii) any breach by the Consultant or Consultant’s assistants, employees or agents of any of the covenants contained in this Agreement.

7. BENEFITS

Consultant acknowledges and agrees and the Parties’ intent hereunder is that Consultant receives no Company-sponsored benefits from the Company either as a Consultant or an employee. Such benefits include, but are not limited to, paid vacation, sick leave, medical insurance, and 401(k) participation. If Consultant is reclassified by a state or federal agency or court as an employee, the Company may elect to have Consultant become a reclassified employee, receiving no benefits except those mandated by state or federal law, even if by the terms of the Company’s standard benefit plans in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.

8. OPERATION OF THE CLINICS. COMPANY and CONSULTANT mutually intend for this agreement to:

a.	Facilitate consistency and efficiency of service in the medical care provided by COMPANY’s facilities at the Union Treatment Centers and in the administrative and business services provided by CONSULTANT, in accordance with the concept of Accountable Care Organizations;

b.	Facilitate effective and efficient utilization of COMPANY’S resources;

c.	Facilitate appropriate staffing and scheduling of personnel for and by CONSULTANT, as the case may be;

d.	Facilitate the management and administration of the day-to-day business operations of CONSULTANT at the Union Treatment Centers;

e.

Ensure that (1) the licensed health care personnel employed by COMPANY at Union Treatment Centers shall owe their first duty to their patients; and (b) preserve the confidential nature of the COMPANY-patient relationship (2) COMPANY’s personnel control patient care in the medical and administrative procedures to be followed; and (3) that CONSULTANT does not commit any act constituting the practice of medicine or use any licensed health care practitioners license to practice medicine all for the benefit of those seeking services as patients.

9. AUTHORITY

9.1 Deleted.

9.2 CONSULTANT. Consistent with the provisions of this Agreement, CONSULTANT shall have the responsibility and commensurate authority, under COMPANY’s supervision to provide full service management services for COMPANY at the clinics, including, equipment, supplies, support services personnel, billing and collection services, management, administration, financial record keeping and reporting, and other business office services as provided herein. CONSULTANT, subject to the ultimate control and direction of COMPANY, is hereby expressly authorized to provide all such services in any reasonable manner CONSULTANT deems appropriate to meet the day-to-day requirements of the business functions of COMPANY. To the extent practicable, CONSULTANT shall perform all of the services specified hereunder for COMPANY.

9.3 COMPANY. COMPANY, through licensed health care personnel, shall be solely responsible for and have sole and complete authority, supervision and control over the provision of professional and other related health care services performed for patients of COMPANY at the clinics. All diagnoses, treatments, procedures, and other professional health care services shall be provided and performed exclusively by or under the supervision of licensed health care personnel retained by COMPANY, as COMPANY, in its sole discretion, deems appropriate and in accordance with all laws. COMPANY’s healthcare personnel, will have the ultimate authority in the hiring and termination of all licensed clinic staff. COMPANY also has the right to request CONSULTANT to replace any CONSULTANT personnel assigned to the clinic. This Agreement shall in no way be construed to mean or suggest that CONSULTANT is engaged in the practice of medicine.

10. COVENANTS OF CONSULTANT

10.1 Deleted.

10.1.1 RETENTION OF TITLE. Title to the clinics and all equipment shall at all times, be and remain in COMPANY.

10.1.2 REPAIR AND MAINTENANCE. CONSULTANT shall be responsible for the repair and maintenance of the clinics, and for the repair, maintenance, and replacement of all equipment located at the clinics.

10.1.3 Deleted.

10.1.4 Deleted.

10.2 Deleted.

10.3 Deleted.

10.4 Deleted.

10.5 Deleted.

10.6 Deleted.

10.7 PERSONNEL. CONSULTANT, subject to COMPANY’s right of approval as set forth in Schedule A, shall employ or otherwise retain, and shall be responsible for selecting, training, supervising, and terminating all management administrative, clerical secretarial bookkeeping, counseling, payroll, billing and collection, and other non-professional personnel as CONSULTANT deems reasonably necessary and appropriate for CONSULTANT’s performance of its duties and obligations under this Agreement. CONSULTANT shall have the sole responsibility for determining the salaries and fringe benefits of personnel retained by CONSULTANT, for paying such salaries and providing such fringe benefits, or for withholding, as required by law, any sums of income tax, unemployment insurance, social security, or any other withholding pursuant to any applicable law or governmental requirement.

10.7.2 EXCLUSIVITY; NONCOMPETE AGREEMENT. This Agreement is exclusive as to CONSULTANT. During the term of this Agreement, the CONSULTANT shall not directly or indirectly, in any way for its own account, through its employees, agents, principals, partners, stockholders, corporate officers, directors, members or in other individual or representative capacity, engage or participate in any business that is in competition in any manner whatever with the business of COMPANY. Furthermore, upon the termination of this Agreement, for a period of 2 years thereafter, and within a 15 mile radius of the business, CONSULTANT and its representatives shall not:

a.	Make known to any person, firm, or corporation the names and addresses of any of the patients or customers of Union Treatment Centers (“UTC”) that were patients of Union Treatment Centers at the time of termination of this Agreement and/or that were being serviced by Union Treatment Centers at the time of termination of this Agreement; or

b.	Call on, solicit, or take away, or attempt to call on, solicit, or take away any of the patients or customers of UTC that were patients of the UTC before or at the time of termination of this Agreement and/or that were being serviced by UTC before or at the time of termination of this Agreement.

c.	Engage in the provision of the services and duties described herein.

d.	The parties recognize that the time restrictions set forth herein are reasonable and are not burdensome, and are properly allowed by law for the adequate protection of UTC. If such territorial or time restrictions or any other provision contained herein shall be deemed to be illegal, unenforceable or unreasonable by any court of competent jurisdiction, such territorial or time restriction or other provision shall be reduced by such court to such area or period as such arbitrator or court shall deem reasonable.

e.	This section shall not be applicable to those clinics currently owned and operated by Consultant or an affiliate at the time of the execution of this Agreement.

The provisions of paragraph 10.7.2 are expressly stated to be ancillary to the remaining otherwise enforceable and binding obligations of the parties under this Agreement.

10.7.3 EQUAL EMPLOYMENT OPPORTUNITY. CONSULTANT shall abide and provide assistance to COMPANY, and abide by any and all applicable federal and/or state equal employment opportunity statutes, rules, and regulations, including, without limitation, Title VII of the Civil Rights Act of 1964, the Equal Employment opportunity Act of 1972, the Age Discrimination in Employment Act of 1967, the Equal Pay Act of 1963, the National Labor Relations Act, the Fair Labor standards Act, the Rehabilitation Act of 1973, and the occupational Safety and Health Act of 1970, all as may from time to time be modified or amended.

10.7.4 LABOR REPORTS. CONSULTANT shall appropriately prepare, maintain, and file all requisite reports and statements regarding unemployment insurance, social security, equal employment opportunity, or other reports and statements required with respect to personnel provided by CONSULTANT or COMPANY pursuant to this Agreement.

10.8 CONSULTANTS. CONSULTANT shall render such business and financial management, consultation, and advice as may from time-to-time be requested by COMPANY in connection with the business operations of COMPANY and COMPANY’s provision of professional Services. In addition, CONSULTANT shall make available to COMPANY, for consultation and advice, to the extent available and as reasonably necessary, CONSULTANT’S specialists in such areas as accounting, auditing, budgeting, medical practice management, finance, law, government programs, housekeeping, insurance, management development, patient records, nursing, recruitment, quality assurance, systems and procedures, and third party reimbursement.

10.9 Deleted.

10.11 LICENSE TO USE TRADE NAMES AND TRADEMARKS OF CONSULTANT. CONSULTANT irrevocably grants to COMPANY license to use the name UNION TREATMENT CENTERS in connection with the provision of Professional Services in all clinics, including desirable color schemes, patterns, appearances, characteristics and words. COMPANY’S license to use any trademarks, trade names, service marks, insignia, slogans, emblems, symbols, designs or other identifying characteristics of UNION TREATMENT CENTERS shall survive the termination of this Agreement. CONSULTANT represents that at the time of entering this agreement it has the exclusive right and ownership to the use of the name UNION TREATMENT CENTERS. CONSULTANT will retain the right to use the name UNION TREATMENT CENTERS, but agrees that he will not license the use of the name UNION TREATMENT CENTERS to any nonaffiliated entity.

10.12 BILLING AND COLLECTION. On behalf of COMPANY and for the purpose of depositing all receipts arising from COMPANY’s Professional Services, CONSULTANT shall maintain a COMPANY’S lockbox account. Such COMPANY’S account shall be under COMPANY’S NAME and be operated by CONSULTANT. CONSULTANT shall establish and maintain credit and billing and collection policies and procedures, and. shall use CONSULTANT’s best efforts to timely bill and collect all professional and other fees for all billable Professional Services provided by COMPANY’s personnel, it being understood, however that COMPANY, in its sole discretion shall establish the fees for all billable Professional Services provided by COMPANY personnel. COMPANY shall timely advise CONSULTANT of any changes in COMPANY’S fee schedule to permit CONSULTANT to implement such changes. In connection with this Section 10.12 and throughout the Term, COMPANY hereby grants a special power of attorney to and appoints CONSULTANT as COMPANY’s true and lawful agent and attorney-in-fact, and CONSULTANT hereby accepts such special power of attorney and appointment, for the following purposes:

10.12.1 To bill COMPANY’S patients, in COMPANY’S name and on COMPANY’S behalf for billable Professional Services provided by COMPANY personnel.

10.12.2 To bill, in COMPANY’S name and on COMPANY’S behalf, all claims for reimbursement or indemnification from Blue Shield/Blue Cross, Medicare, Medicaid and all other third party payers for covered billable Professional Services provided by COMPANY.

10.12.3 To collect and receive, in COMPANY’S name and on COMPANY’S behalf, all accounts receivable generated by such billings and claims for reimbursement or indemnification, and to deposit all amounts collected in the COMPANY’S Account, which account shall be and remain in COMPANY’S name. In connection herewith, COMPANY covenants to transfer and deliver to CONSULTANT all funds received by COMPANY from patients or third party payers for Professional Services unless otherwise provided for within this agreement. Upon receipt by CONSULTANT of any funds from patients or third party payers or from COMPANY pursuant hereto for Professional Services, CONSULTANT shall deposit same into the COMPANY’S Account.

10.12.4 To take custody of, endorse in the name of COMPANY, and deposit into the COMPANY’S Account any notes, checks, money orders, insurance payments, and any other instruments received in payment of the accounts receivable for Professional Services.

Upon request of CONSULTANT, COMPANY shall execute and deliver to CONSULTANT or the financial institution wherein the COMPANY’S Account is Maintained, such additional documents or instruments as may be reasonably necessary to evidence or effect the special power of attorney granted to CONSULTANT by COMPANY and the conditions pursuant to Section 10.11 or pursuant to Section 10.12 hereof

10.13 COMPANY’S ACCOUNT. CONSULTANT shall operate the COMPANY’S Account for the purposes stated herein. In connection herewith and throughout the Term, COMPANY hereby appoints CONSULTANT as COMPANY’S true and lawful agent and attorney-in-fact, and grants CONSULTANT a special power of attorney and CONSULTANT hereby accepts such special power of attorney and appointment, to deposit in the COMPANY’S Account all funds and revenues generated from the provision of Professional Services and fees collected by CONSULTANT, and to make withdrawals and sign checks for disbursement from COMPANY’S Account. COMPANY shall execute any and all additional documents required by the bank where the COMPANY’S Account is held to effectuate the power of attorney and conditions of the account granted herein, Notwithstanding the limited power of attorney granted to CONSULTANT hereunder, CONSULTANT shall furnish to COMPANY, on a monthly basis, its normal Cash Receipts and Disbursements Report.

10.13.1 DELETED.

10.14 FISCAL MATTERS

10.14.1 ACCOUNTING AND FINANCIAL RECORDS. CONSULTANT, under COMPANY’s supervision, shall establish and administer accounting procedures, controls, and systems for the development, preparation, and safekeeping of records and books of account relating to the provision of Professional Services including billing and collections at the clinics, all of which shall be prepared and maintained in accordance with generally accepted accounting principles consistently applied on an accrual basis. CONSULTANT shall prepare and deliver to COMPANY such other financial statements or records as CONSULTANT may from time to time deem appropriate or reasonably from time-to-time request.

10.14.2 ACCESS, COMPANY shall have the right at all reasonable times during normal business hours to audit, examine, and make copies of books of account maintained by CONSULTANT pursuant to this Agreement CONSULTANT shall maintain such records for COMPANY’s access upon request for a period of four (4) years following the Term hereof.

10.15 REPORTS AND RECORDS.

10.15.1 PATIENT RECORDS. CONSULTANT, under COMPANY’s supervision, shall establish monitor, and maintain procedures and policies for the timely filing and maintenance of all patient records generated by COMPANY in connection with COMPANY’S provision of professional services. All patient records shall be treated in accordance with all applicable state and federal laws relating to the confidentiality of patient records. All patient records shall be the property of, maintained by, and in the custody of COMPANY, but COMPANY expressly agrees that CONSULTANT shall have access to such patient records, at all reasonable times during normal business hours, to the extent necessary for CONSULTANT to fulfill its obligations under this Agreement and that CONSULTANT, to the extent lawfully permitted, shall have access to such patient records, for the purpose of making necessary copies, in the event this Agreement is terminated. CONSULTANT shall maintain the confidentiality of all patient records in accordance with all applicable laws and shall establish written policies and procedures for such which are to be approved by COMPANY for the protection of confidential information.

10.15.2 REPORTS AND RECORDS. CONSULTANT shall timely create, prepare, and file such additional reports and records as are reasonably necessary and appropriate hereunder, and shall analyze and interpret such reports and records upon COMPANY’s request.

10.16 Deleted.

10.17 Deleted.

10.18 Deleted.

10.19 PATIENT SATISFACTION QUALITY ASSURANCE. CONSULTANT shall implement and maintain a patient service satisfaction measurement system whereby data will be sought from all patients on a consistent basis to determine the level of patient satisfaction with regard to: Maintenance of clinics; Professional and Courteous service by CONSULTANT in the areas of Patient scheduling and Patient Insurance Billing Assistance; and whether the patient would recommend to others to seek medical attention on the basis of these issues. It is intended to maintain at least 90% patient satisfaction rating at all times.

10.20 PATIENTS. CONSULTANT shall use best efforts to market the COMPANY hospital facilities in Pasadena and Garland, Texas, to the community, and particularly to all patients of Union Treatment Centers who require inpatient or outpatient hospital care.

11. COVENANTS OF COMPANY

11.1 ORGANIZATION/OPERATION. COMPANY’s healthcare personnel are duly licensed and COMPANY shall at all times during the Term (i) be and remain legally organized to provide Professional Services in a manner consistent with all state and federal laws (ii) be duly authorized to conduct business in the State of Texas; and (iii) have and maintain a physician to provide Professional Services in the clinics and all other locations of COMPANY, who shall (a) hold a valid and unlimited license to practice medicine in the State of Texas, and (b) be engaged principally in the provision of Professional Services at each such location.

11.2 DELETED.

11. 3 SPECIAL CONSIDERATION/DAMAGES. COMPANY hereby recognizes and that CONSULTANT will incur substantial costs in providing the support services, personnel, management, administration, and other items and services that are the subject of this Agreement. Accordingly, COMPANY covenants and agrees that COMPANY and its personnel shall devote their best efforts to the success of the practice and the provision of professional Services. COMPANY shall continuously and uninterruptedly, during the term hereof maintain business hours and on such days as businesses of like nature in the community are open for business, provide services in a manner calculated to produce the maximum volume of revenue which is consistent with the professional obligation of COMPANY and in the best interest of COMPANY’s patients.

During the Term hereof and for a period of two (2) years thereafter, may be required by law, CONSULTANT and its employees, agents, directors, affiliates, shareholders and partners shall not disclose for the direct or indirect benefit of any other person or entity any initial information regarding COMPANY’s business methods, business procedures, techniques, or trade secrets or other knowledge or developed by COMPANY or any other confidential information relating to or dealing with the business operations or activities of COMPANY, made known or learned or acquired by CONSULTANT hereunder. If any restriction contained in this Section is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and the remaining restrictions set forth herein shall be enforced independently of each other.

11.4 CONSULTANT’S INSURANCE. CONSULTANT shall provide, obtain, and maintain throughout the Term appropriate insurance coverage for CONSULTANT’s employed personnel and shall carry professional Liability insurance covering CONSULTANT and all of CONSULTANT’S professional personnel in the minimum amount of Two Hundred Thousand Dollars ($200,000) for each occurrence and Six Hundred Thousand Dollars ($600,000) annual aggregate, and such amounts reasonable for all other professional Personnel ( collectively, Professional Insurance”). Such professional insurance policy or policies maintained by CONSULTANT shall include COMPANY as additional insured, if permitted by the insurer. CONSULTANT shall provide COMPANY a certificate of insurance evidencing such coverage on an annual basis. The insurance policy or policies shall provide for at least thirty (30) days advance written notice to CONSULTANT from the insurer as to any alteration of coverage, cancellation, or proposed cancellation of coverage for any cause. The certificate of insurance shall require such notice to also be given to COMPANY. CONSULTANT shall notify COMPANY of all legal actions or proceedings instituted by or against CONSULTANT arising out of or related to CONSULTANT’S operation of the clinics.

11.5 MUTUAL INDEMNIFICATION. CONSULTANT, its officers, its employees, and its agents will incur no liability in connection with the conduct of COMPANY prior to the effective date of this Agreement. Accordingly, COMPANY shall and hereby does indemnify, hold harmless, and agrees to defend CONSULTANT and its officers, employees, and agents from and against any claims, obligations, demands, causes of action, losses, liabilities, damages, costs and expenses, including reasonable attorney’s fees (collectively “Claims) arising out of or connected with the conduct of

COMPANY prior to the effective date of this Agreement. CONSULTANT shall not, by entering into this Agreement and performing hereunder, assume or become liable for any of existing or future Claims made against COMPANY. COMPANY shall and hereby does indemnify, hold harmless, and agrees to defend CONSULTANT, its officers, employees, and agents, from and against any Claims arising out of or connected with the negligence or fault of COMPANY, its employees, agents, contractors or COMPANY’s performance of its obligations hereunder. If any Claim shall arise hereunder CONSULTANT shall give prompt written notice of such Claim to COMPANY, except that any delay or failure of notice shall not relieve COMPANY of the obligations hereunder except to the extent such delay has materially prejudiced COMPANY.

Likewise, COMPANY, its officers, its employees, and its agents will incur no liability in connection with the conduct of CONSULTANT prior to the effective date of this Agreement. Accordingly, CONSULTANT shall and hereby does indemnify, hold harmless, and agrees to defend COMPANY and its officers, employees, and agents from and against any claims, obligations, demands, causes of action, losses, liabilities, damages, costs and expenses, including reasonable attorney’s fees (collectively “Claims) arising out of or connected with the conduct of CONSULTANT prior to the effective date of this Agreement. COMPANY shall not, by entering into this Agreement and performing hereunder, assume or become liable for any of existing or future Claims made against CONSULTANT. CONSULTANT shall and hereby does indemnify, hold harmless, and agrees to defend COMPANY, its officers, employees, and agents, from and against any Claims arising out of or connected with the negligence or fault of CONSULTANT, its employees, agents, contractors or CONSULTANT’s performance of its obligations hereunder. If any Claim shall arise hereunder COMPANY shall give prompt written notice of such Claim to CONSULTANT, except that any delay or failure of notice shall not relieve CONSULTANT of the obligations hereunder except to the extent such delay has materially prejudiced CONSULTANT.

11.6 Deleted.

11.7 EQUIPMENT. Deleted.

12. Deleted

13. CONDEMNATION, BANKRUPTCY, EFFECTS OF TERMINATION

13.1 Deleted.

13.2 Deleted:

13.2.1 Deleted.

13.2.2 Deleted.

13.2.3 Deleted.

13.2.4 BANKRUPTCY. In the event that either party becomes insolvent, or if any petition under federal or State law pertaining to bankruptcy or insolvency or for a reorganization or arrangement or other relief from creditors shall be filed by or against either party, or if any assignment, trust, mortgage, or other transfer shall be made of all or a substantial part of the property of either party, or if either party shall make or offer a composition in its debts with its creditors, or if a receiver, trustee, or similar officer or creditor’s committee shall be appointed to take charge of any property of or to operate or wind up the affairs of either party, then the other party may by written notice immediately terminate this Agreement.

13.2.5 Deleted.

13.2.6 Deleted.

13.2.7 Deleted.

13.2.8 Deleted.

13.3 EFFECTS OF TERMINATION. Upon termination of this Agreement, as herein above provided, neither party shall have any further obligations hereunder except for (i) obligations accruing prior to the date of termination, and (ii) obligations, promises, or covenants set forth herein or in those collateral agreements of even date herewith that are expressly made to extend beyond the Term, including, without limitation, indemnities, non-compete and, fees which provisions shall survive the expiration or termination of this Agreement. A final accounting shall be conducted as to each clinic prior to termination. All outstanding fees and loans owed by COMPANY are to be paid prior to the termination date. COMPANY shall retain the license to use the name UNION TREATMENT CENTERS.

13.4 CONTINUED PROFESSIONAL SERVICES. Following any notice of termination hereunder, whether given by CONSULTANT or COMPANY, COMPANY and CONSULTANT will fully cooperate with each other in all matters relating to the performance or discontinuance of professional Services, as appropriate, at the Premises by COMPANY and the orderly transition of patients.

13.5 Deleted.

14. MISCELLANEOUS

14.1 EXHIBITS, SCHEDULES AND OTHER INSTRUMENTS. As used herein, the expression “this Agreement” means the body of this Agreement and all exhibits, certificates, and schedules and the expressions “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement and such exhibits, certificates, and schedules as a whole and not to a particular part or subdivision thereof unless otherwise clearly indicated.

14.2 INDEPENDENT RELATIONSHIP. It is mutually understood and agreed that COMPANY and CONSULTANT, in performing their respective duties and obligations under this Agreement, are at all times acting and performing as independent contractors with respect to each other, and nothing in this Agreement is intended nor shall be construed to create an employer/employee relationship or a joint venture relationship, or to allow CONSULTANT to exercise control or direction of any nature, kind, or description over the manner or method by which COMPANY personnel perform Professional Services.

14.3 NOTICES. Any notice, demand, or communication required, permitted, or desired to be given shall be deemed effectively given (i) when personally delivered, (ii) upon receipt when delivered by telephonic document transfer, (iii) three (3) business days next following the day the notice is, mailed by prepaid certified mail, return receipt requested, or (iv) the next business day following deposit with a reputable overnight courier, addressed as follows:

COMPANY:

DOCTORS PRACTICE MANAGEMENT, INC.

10304 I-10 East, Suite 369.

Houston, Texas 77029

Attn: Philip Chan

CONSULTANT:

CCM&D CONSULTING, LLC

8900 Shoal Creek Blvd.

Austin, Texas 78757

Attn: Garry Craighead

or to such other address, and to the attention of such other person or officer as any party may designate, with copies thereof to the respective counsel thereof as notified by such party. Rejection or other refusal to accept or the inability to deliver because of change of address of which no notice was given in accordance with the provisions hereof shall be deemed to be receipt of the notice sent.

14.4 . FEES AND COSTS. In the event either party brings any legal action for relief against the other, declaratory or otherwise, arising out of this Agreement (including actions to enforce and interpret this Agreement), the losing party shall pay to the prevailing party, in addition to any other relief to which such party shall be entitled, a reasonable sum for attorneys fees incurred in bringing such suit and/or enforcing any judgment granted therein all of which shall be deemed to have accrued upon the commencement of such, action and shall be paid whether or not such action is prosecuted to judgment. Any judgment or order entered in such action shall contain a specific provision providing for the recovery of attorney fees and costs incurred in enforcing such judgment, in addition to any other relief to which such party shall be entitled.

14.5 CHOICE OF LAW AND VENUE. THIS AGREEMENT HAS BEEN EXECUTED AND DELIVERED IN AND SHALL BE INTERPRETED, CONSTRUED, ENFORCED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, AND THE STATE DISTRICT COURTS OF THAT STATE IN THE COUNTY OF HARRIS SHALL BE THE EXCLUSIVE COURTS OF JURISDICTION AND VENUE FOR ANY LITIGATION, SPECIAL PROCEEDING OR OTHER PROCEEDING AS BETWEEN THE PARTIES THAT MAY BE BROUGHT, OR ARISE OUT OF, IN CONNECTION OR BY REASON OF THIS AGREEMENT. THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF SUCH COURTS.

14.6 Deleted.

14.7 WAIVER OF BREACH. The waiver by either party of a breach or violation of any provision of this Agreement shall not operate as, or be construed to constitute, a waiver of any subsequent breach of the same or another provision hereof.

14.8 ENFORCEMENT. Deleted.

14.9 GENDER AND NUMBER. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine and neuter, and the number of all words herein shall include the singular and plural. The term “person” when used herein shall mean an individual, partnership, joint venture, corporation, trust, government entity, and association.

14.10 ADDITIONAL ASSURANCES. Except as may be herein specifically provided to the contrary, the provisions of this Agreement shall be self-operative and shall not require further agreement by the parties; provided, however, at the request of either party, the other party shall execute such additional instruments and take such additional acts as are reasonable and as the requesting party may deem necessary to effectuate this Agreement.

14.11 CONSENTS, APPROVALS, AND EXERCISE OF DISCRETION. Except as may herein specifically provided to the contrary, whenever this Agreement requires any consent or approval to be given by either party, or either party must or may exercise discretion, the parties agree that such consent or approval shall not be unreasonably withheld or delayed, and such discretion shall be reasonably exercised in good faith.

14.12 FORCE MAJEURE. Neither party shall be liable or deemed to be in default for any delay or failure in performance under this Agreement or other interruption of service deemed to result, directly or indirectly, from acts of God, civil or military authority, acts of public enemy, war, accidents fires, explosions, earthquakes, floods, failure of transportation, strikes or other work interruptions by either party’s employees, or any other similar cause beyond the reasonable control of either party.

14.13 SEVERABILITY. In the event any provisions of this Agreement is held to be invalid, illegal, or unenforceable for any reason and in any respect, if the extent of such invalidity, legality or unenforceability does not destroy the basis of the bargain herein, such invalidity, illegality or unenforceability shall in no event affect, prejudice, or disturb the validity of the remainder of this Agreement, which shall be in full force and effect enforceable in accordance with its terms as if such provisions had not been included, or had been modified as provided below, as the case may be. To carry out the intent of the parties hereto as fully as possible, the invalid illegal or unenforceable provision(s), if possible, shall be deemed modified to the extent necessary and possible to render such provision(s) valid and enforceable. In the event this Agreement cannot be modified to the satisfaction of the parties hereto, then either party may terminate this Agreement upon ten (10) days written notice.

14.14 DIVISIONS AND HEADINGS. The division of this Agreement articles, sections, and subsections and the use of captions and headings in connection therewith are solely for convenience and shall not affect in any way the meaning or interpretation of this Agreement.

14.15 AMENDMENTS AND AGREEMENT. This Agreement and amendments thereto shall be in writing and executed in multiple copies on behalf of COMPANY by its duly authorized representative and on behalf of CONSULTANT by its duly authorized representative. Each multiple copy shall be deemed an original, but all multiple copies together shall constitute one and the same instrument.

147.16 Deleted.

14.17 ENTIRE AGREEMENT/AMENDMENT. This Agreement and collateral agreements of even date herewith supersede all previous agreements (written or oral), and constitutes the entire agreement of whatsoever kind or nature existing between or among the parties respecting the within subject matter and no party shall be entitled to benefits other than those specified herein. As between or among the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect, the parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements, whether written or verbal, not expressly incorporated herein are superseded. This Agreement may not be amended, supplemented, canceled or discharged except by written instrument executed by all parties hereto. This Agreement may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute one instrument. It shall not be necessary that the signatures of all of the parties appear on each counterpart; it shall be sufficient that the signature of each party appear on one or more counterparts.

14.18 RULES OF CONSTRUCTION. The parties acknowledge that each party and its counsel have had an opportunity to review and revise this Agreement, and the parties hereby agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits, certificates and schedules hereto.

14.19 REPRODUCED COPIES OF DOCUMENTS. This Agreement and all documents relating hereto other than promissory notes, including without limitations (a) consents, waivers, and modifications which may hereinafter be executed, (b) documents received by any party at the Closing, (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any means or process including electronic or mechanical means. Any reproduction shall be admissible into evidence as the original itself in any Litigation without regard to whether the original is in existence. If a party signs this Agreement and then transmits an electronic facsimile of the signature page the recipient may rely upon electronic facsimile as a signed original of this Agreement without modification or change unless same is noted thereon.

14.20 THIRD PARTIES. None of the provisions of this Agreement shall be for the benefit of third parties or enforceable by any third party except as otherwise contained herein. Any agreement to pay an amount and any assumption of a liability herein contained, expressed or implied, shall only be for the benefit of the parties hereto and such agreement or assumption shall not inure to the benefit of the any third party, including an obligee.

IN WITNESS WHEREOF, COMPANY AND CONSULTANT HAVE EXECUTED THIS AGREEMENT IN MULTIPLE ORIGINALS AS OF THE DATE WRITTEN ABOVE.

DOCTORS PRACTICE MANAGEMENT, INC. 10304 Interstate 10 East Suite 369 Houston, Texas 77029

By:	/s/ Philip Chan
Name:	Philip Chan
Title:	Chief Financial Officer
Date:	July 7, 2011

CCM&D CONSULTING, L.L.C. 8900 Shoal Creek Blvd. Bldg. # 200 Austin, Texas 78757

By:	/s/ Dr. Garry Craighead
Name:	Dr. Garry Craighead
Title:	Chief Executive Officer
Date:	July 7, 2011

SCHEDULE A

1.	Consultant shall locate a potential clinic site and conduct patient demographic research.

2.	Consultant shall consult with COMPANY and obtain its approval prior to acquiring the site.

3.	From the maximum total budget not to exceed $250,000, COMPANY shall provide the down payment and lease deposit, or in the case of new construction, the cost of the construction. Company shall have the right to approve all subcontractors. All subcontractors shall be bonded and insured, and all subcontracts shall be on standard AIA construction contract forms. Consultant shall be responsible for obtaining all necessary permits and inspections.

4.	When the site has been acquired, Consultant shall consult with Company and prepare a budget for the required buildout (if any). Company shall have the right to approve the budget and all subcontractors. All subcontractors shall be bonded and insured, and all subcontracts shall be on standard AIA construction contract forms. Consultant shall be responsible for obtaining all necessary permits and inspections. Payment shall be made from the maximum $250,000 budget.

5.	Consultant shall consult with Company and prepare an agreed budget for the utilities, equipment, furnishings, and personnel for the clinic.

6.	Consultant shall be responsible for obtaining the utilities, equipment, furnishings, and personnel for the clinic, and obtaining the necessary licenses and permits, which shall be paid out of the maximum $250,000 budget.

7.	Consultant shall prepare and submit for Company’s approval a monthly operating budget for the first six months of the operation of said clinic. The start-up operating expenses shall be paid out of the fund not to exceed a maximum of $250,000.

8.	Consultant shall consult with Company to engage a physician to enter into a physician services contract at the clinic.